Exhibit 99.1

For Further Information:
Waste Management, Inc.
Analysts: Jim Alderson — 713.394.2281
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
     WM #10-02
Waste Management Announces Fourth Quarter and Full Year 2009 Earnings
2010 Capital Allocation Plan to Return up to $1.3 Billion to Shareholders
HOUSTON — February 16, 2010 — Waste Management, Inc. (NYSE: WM) today announced financial results for its fourth quarter and for the year ended December 31, 2009. Net income(a) for the quarter was $315 million, or $0.64 per diluted share, compared with $218 million, or $0.44 per diluted share, for the fourth quarter of 2008. This is an increase in earnings per diluted share of 45%. Revenues for the fourth quarter of 2009 were $3.01 billion compared with $3.11 billion for the same 2008 period. The Company noted several items that impacted results in the 2009 and 2008 fourth quarters. Excluding these items, net income would have been $257 million, or $0.52 per diluted share, in the fourth quarter of 2009 compared with $241 million, or $0.49 per diluted share, in the fourth quarter of 2008.(b)
For the full year 2009, the Company reported revenues of $11.79 billion compared with $13.39 billion for 2008. Earnings per diluted share were $2.01 for the full year 2009 compared with $2.19 for the full year 2008. During fiscal years 2009 and 2008, several items impacted the full year results. On an as-adjusted basis taking those items into account, earnings per diluted share were $2.00 for the full year 2009 and $2.22 for the full year 2008.(b)
David P. Steiner, Chief Executive Officer of Waste Management, commented, “We saw encouraging signs of improvement in the fourth quarter. Internal revenue growth from volume declined by 6.4% compared with the prior year period, which was a 250 basis point improvement from the third quarter of 2009. Our commercial and residential business lines continued to demonstrate their strength. Commercial revenue, excluding revenue from our fuel surcharge, increased 1.0% compared with the fourth quarter of 2008. Residential revenue, excluding revenue from our fuel surcharge, performed even better, increasing by 1.5% compared with the prior year period. Our collection and disposal pricing remained strong, with internal revenue growth from yield of 2.7%. Average recycling commodity prices continued to increase each month in the fourth quarter, and have almost doubled from the lows reached in January 2009. And, on the cost side, 2009 savings from the company-wide restructuring we announced in February 2009 exceeded our target of $120 million on an annualized basis.”
Results in the fourth quarter of 2009 included a net benefit of $0.12 per diluted share consisting of an $81 million income tax benefit resulting primarily from the favorable impacts of the carry-back of a capital loss and a revaluation of deferred taxes resulting from reductions in Canadian tax rates; a $20 million reduction in net income from asset impairment charges; and a $3 million reduction in net income from charges related to the restructuring announced in February 2009.

Results in the fourth quarter of 2008 included a decrease of $0.05 per diluted share from a $13 million reduction in net income due to charges related to withdrawal from union-sponsored multi-employer pension plans in Milwaukee, New Jersey and Detroit; a $16 million reduction in net income caused primarily by the accounting effect of a decline in long-term interest rates, which are used to calculate the present value of the Company’s remediation liabilities at its landfills; and a $6 million benefit resulting primarily from favorable tax audit settlements.
Key Highlights for the Fourth Quarter 2009 and the Full Year 2009
•	Internal revenue growth from yield from the Company’s collection and disposal operations was 2.7% for the quarter and 2.9% for the full year.

•	Internal revenue growth from volume was negative 6.4% for the quarter and negative 8.1% for the full year.

•	Revenue declined by 3.3%, or $102 million, in the fourth quarter and declined by 11.9%, or $1,597 million, for the full year.

•	Operating expenses declined by 5.0%, or $98 million, in the fourth quarter and declined by 14.5%, or $1,225 million, for the full year.

•	Selling, general and administrative expenses decreased by $17 million compared with the fourth quarter of 2008.

•	Average recycling commodity prices increased almost 20% in the fourth quarter of 2009 compared with the prior year period. This favorable year-over-year impact contributed $0.04 to earnings per diluted share in the fourth quarter of 2009, compared with the prior year period, which was consistent with the Company’s previously announced range.

•	As expected, natural gas markets adversely affected electricity sales prices at some of the Company’s waste-to-energy and landfill-gas-to-energy plants in the fourth quarter of 2009, causing a decline in earnings per diluted share of $0.03 compared with the prior year period.

•	Free cash flow was $372 million in the quarter and $1,211 million for the full year.(b)

•	Capital expenditures were $356 million in the quarter and $1,179 million for the full year.

•	The Company returned $302 million to shareholders in the fourth quarter, consisting of $141 million in cash dividends and $161 million in common stock repurchases. For the full year, the Company returned $795 million to shareholders, consisting of $226 million of common stock repurchases and dividends of $569 million.

•	The effective tax rate in the quarter was approximately 4.9%. The reduction in the effective tax rate for the quarter is due principally to the favorable impacts of the carry-back of a capital loss, recognition of state net operating losses and tax credits, and revaluation of deferred taxes resulting from reductions in Canadian tax rates. Excluding the impact of these items, the effective tax rate for the fourth quarter of 2009 would have been 36.8%.(b)
Steiner continued, “New business pricing was strong for both our commercial and industrial business lines, and service increases offset service decreases for the second quarter in a row, which are further encouraging signs of improvement in our business. So, as we look to 2010, we expect the rate of decline in volumes to continue to show improvement during the first half of the year, and we expect volumes for the second half of the year to be flat to slightly positive. We forecast that our full year 2010 earnings will increase to a range of $2.09 to $2.13 per diluted share.”(b)
Steiner concluded, “We are proud of what we accomplished in 2009. During the economic downturn we continued producing strong cash flow and returned a big portion of it to our shareholders. In the fourth quarter, we returned $302 million of cash in the form of dividends and common stock repurchases and for the full year we returned $795 million. For 2010 the Board of Directors has announced its intent to increase our quarterly dividend by 8.6%, to $1.26 per share on an annual basis. The Board of Directors approved a capital allocation plan that authorizes up to $1.3 billion to be returned to shareholders. We expect our dividend payments to be approximately $615 million, which allows for up to $685 million to be allocated to common stock repurchases. We remain committed to our goals of growing earnings, expanding our operating margins, increasing our return on invested capital, generating strong free cash flow and returning cash to our shareholders.”
2010 Outlook
The Company also announced the following with regard to its financial outlook for 2010:
•	2010 earnings per diluted share are expected to be between $2.09 and $2.13.(b)

•	Internal revenue growth on base business from yield is expected to be between 2.5% to 3.0%, which is in line with the Company’s goal of internal revenue growth from yield being at least 50 to 100 basis points above the core Consumer Price Index. Internal revenue growth from volume is expected to decline in a range of 1.0% to 3.0%, a projected 500-700 basis point improvement over the 8.1% decline in the full year 2009.

•	Internal revenue growth on base business from yield is expected to be between 2.0% to 3.0%, which is 50 to 100 basis points above the Company’s 2010 outlook for the core Consumer Price Index. Internal revenue growth from volume is expected to decline in a range of 1.0% to 3.0%, a projected 500-700 basis point improvement over the 8.1% decline in the full year 2009.

•	2010 recycling commodity prices are expected to be close to their five-year historical average, which would provide a benefit of between $0.04 and $0.08 per diluted share compared with the prior year. Most of this benefit will be realized during the first half of the year.

•	2010 electricity sales prices at the Company’s waste-to-energy operations are expected to have no net impact on earnings per share in 2010, compared with the prior year. The Company anticipates a $0.01 to $0.03 per diluted share negative impact in the first half of the year offset by a positive $0.01 to $0.03 per diluted share impact in the second half of the year.

•	The Company expects to resume annual merit increases after holding wages flat for its exempt employees throughout 2009, which will add approximately $40 million to 2010 costs. The Company is planning to increase information technology expenses by approximately $35 million, primarily in order to upgrade outdated information technology equipment and applications. Interest expense is expected to increase approximately $65 million because of the interest on the $600 million of senior notes issued in November of 2009, and also because the Company anticipates higher fees and rates to renew its revolving credit facility later in 2010.

•	The full-year 2010 forecast reflects an expected tax rate of approximately 37.5%.

•	Capital expenditures are expected to be approximately $1.2 billion.

•	Free cash flow is projected to be in the range of $1.2 billion to $1.3 billion.(b)

•	Expected annual payment of $1.26 per share in cash dividends over the course of the year, at an approximate cost of $615 million. The Company expects to spend up to $685 million on share repurchases. The amount of stock the Company repurchases will depend on a number of items, including any cash it may in the future decide to use to accelerate debt repayment or to increase its business acquisitions and investments beyond budgeted levels. Each dividend must be separately declared by the Board.

(a)	For purposes of this press release, all references to “Net income” refers to the financial statement line item “Net income attributable to Waste Management, Inc.”

(b)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with

GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and (ii) financial measures the Company uses in the management of its business. The Company has adjusted net income, earnings per diluted share, projected earnings per diluted share and effective tax rate in this press release to exclude the impact of certain unusual, non-recurring or otherwise non-operational items.
The Company also discusses free cash flow and projected free cash flow, each of which is a non-GAAP measure, because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisitions, its share repurchase program, and the payment of dividends. However, free cash flow has material limitations, as it does not represent cash flow available for discretionary expenditures because it excludes certain expenditures that we have committed to such as debt service obligations. The Company defines free cash flow as:
•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison.
The quantitative reconciliations of each of the non-GAAP measures presented herein other than projected earnings per diluted share to the most comparable GAAP measures are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The Company’s full year earnings projection of $2.09 to $2.13 per diluted share excludes the effects of any events or circumstances in 2010 that management deems to be unusual items or that management believes are not representative or indicative of our results of operations. GAAP net earnings per diluted share for 2010 may include items that are not currently determinable, but may be significant, such as asset impairment and unusual items, charges, gains or losses from divestitures, resolution of income tax items or other items. The full year 2010 adjusted projected earnings announced today excludes the impact of any such items that may occur. GAAP net earnings per diluted share projected for the full year would require inclusion of the projected impact of these items. Due to the uncertainty of the likelihood, amount and timing of any such items, we do not believe we have the information available to provide projected full year GAAP net earnings per diluted share and the quantitative reconciliation to our current adjusted earning per diluted share projection.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. Eastern time and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “Earnings Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call — Call ID 49511473.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 1:00 p.m. Eastern time on February 16th through 5:00 p.m. Eastern time on March 2nd. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 49511473.
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements.” The forward-looking statements that the Company makes are the Company’s expectations, opinion, view or belief at the point in time of issuance but may change at some future point in time. By issuing estimates or making statements based on current expectations, opinions, views or beliefs, the Company has no obligation, and is not undertaking any obligation, to update such estimates or statements or to provide any other information relating to such estimates or statements. Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2010 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. We caution you not to place undue reliance on any forward-looking statements, which speak only as of their dates. The following are some of the risks that we face:
•	volatility and deterioration in the credit markets, inflation and other general and local economic conditions may negatively affect the volumes of waste generated;

•	economic conditions may negatively affect parties with whom we do business, which could result in late payments or the uncollectability of receivables as well as the non-performance of certain agreements, including expected funding under our credit agreement, which could negatively impact our liquidity and results of operations;

•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes, and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our average yield on collection and disposal business;

•	we may be unable to maintain or expand margins if we are unable to control costs or raise prices;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including: pricing increases; passing on increased costs to our customers; reducing costs; and divesting under-performing assets and purchasing accretive businesses, any failures of which could negatively affect our revenues and margins;

•	weather conditions cause our quarter-to-quarter results to fluctuate, and harsh weather or natural disasters may cause us to temporarily shut down operations;

•	possible changes in our estimates of costs for site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	climate change legislation, including possible limits on carbon emissions, may negatively impact our results of operations by increasing expenses related to tracking, measuring and reporting our greenhouse gas emissions and increasing operating costs and capital expenditures that may be required to comply with any such legislation;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenue;

•	fuel price increases or fuel supply shortages may increase our expenses or restrict our ability to operate;

•	increased costs or the inability to obtain financial assurance or the inadequacy of our insurance coverages could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuations in commodity prices may have negative effects on our operating results;

•	trends requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of waste could have negative effects on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems could decrease our efficiencies and increase our costs;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations; and

•	we may reduce or permanently eliminate our dividend or share repurchase program, reduce capital spending or cease acquisitions if cash flows are less than we expect and we are not able to obtain capital needed to refinance our debt obligations, including near-term maturities, on acceptable terms and higher interest rates and market conditions may increase our expenses.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended December 31,
	2009	2008

Operating revenues	$3,006	$3,108

Costs and expenses:
Operating	1,874	1,972
Selling, general and administrative	365	382
Depreciation and amortization	274	297
Restructuring	4	2
(Income) expense from divestitures, asset impairments and unusual items	33	(4)

	2,550	2,649

Income from operations	456	459

Other income (expense):
Interest expense	(110)	(114)
Interest income	3	5
Other, net	(2)	1

	(109)	(108)

Income before income taxes	347	351
Provision for income taxes	16	125

Consolidated net income	331	226
Less : Net income attributable to noncontrolling interests	(16)	(8)

Net income attributable to Waste Management, Inc.	$315	$218

Basic earnings per common share	$0.65	$0.44

Diluted earnings per common share	$0.64	$0.44

Basic common shares outstanding	488.5	490.9

Diluted common shares outstanding	491.6	493.4

Cash dividends declared per common share	$0.29	$0.27

Note: Prior year information has been reclassified to conform to 2009 presentation.

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended
	December 31,
	2009	2008
EPS Calculation:

Net income attributable to Waste Management, Inc.	$315	$218

Number of common shares outstanding at end of period	486.1	490.7
Effect of using weighted average common shares outstanding	2.4	0.2

Weighted average basic common shares outstanding	488.5	490.9
Dilutive effect of equity-based compensation awards and other contingently issuable shares	3.1	2.5

Weighted average diluted common shares outstanding	491.6	493.4

Basic earnings per common share	$0.65	$0.44

Diluted earnings per common share	$0.64	$0.44

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Years Ended December 31,
	2009	2008

Operating revenues	$11,791	$13,388

Costs and expenses:
Operating	7,241	8,466
Selling, general and administrative	1,364	1,477
Depreciation and amortization	1,166	1,238
Restructuring	50	2
(Income) expense from divestitures, asset impairments and unusual items	83	(29)

	9,904	11,154

Income from operations	1,887	2,234

Other income (expense):
Interest expense	(426)	(455)
Interest income	13	19
Other, net	(1)	(1)

	(414)	(437)

Income before income taxes	1,473	1,797
Provision for income taxes	413	669

Consolidated net income	1,060	1,128
Less : Net income attributable to noncontrolling interests	(66)	(41)

Net income attributable to Waste Management, Inc.	$994	$1,087

Basic earnings per common share	$2.02	$2.21

Diluted earnings per common share	$2.01	$2.19

Basic common shares outstanding	491.2	492.1

Diluted common shares outstanding	493.6	495.4

Cash dividends declared per common share	$1.16	$1.08

Note: Prior year information has been reclassified to conform to 2009 presentation.

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Years Ended December 31,
	2009	2008

EPS Calculation:

Net income attributable to Waste Management, Inc.	$994	$1,087

Number of common shares outstanding at end of period	486.1	490.7
Effect of using weighted average common shares outstanding	5.1	1.4

Weighted average basic common shares outstanding	491.2	492.1
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.4	3.3

Weighted average diluted common shares outstanding	493.6	495.4

Basic earnings per common share	$2.02	$2.21

Diluted earnings per common share	$2.01	$2.19

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	December 31,	December 31,
	2009	2008
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$1,140	$480
Receivables, net	1,527	1,610
Other	343	245

Total current assets	3,010	2,335

Property and equipment, net	11,541	11,402
Goodwill	5,632	5,462
Other intangible assets, net	238	158
Other assets	733	870

Total assets	$21,154	$20,227

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,152	$2,201
Current portion of long-term debt	749	835

Total current liabilities	2,901	3,036

Long-term debt, less current portion	8,124	7,491
Other liabilities	3,538	3,515

Total liabilities	14,563	14,042

Equity:
Waste Management, Inc. stockholders’ equity	6,285	5,902
Noncontrolling interests	306	283

Total equity	6,591	6,185

Total liabilities and equity	$21,154	$20,227

Note: Prior year information has been reclassified to conform to 2009 presentation.

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Years Ended December 31,
	2009	2008

Cash flows from operating activities:
Consolidated net income	$1,060	$1,128
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,166	1,238
Other	102	298
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	34	(89)

Net cash provided by operating activities	2,362	2,575

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(281)	(280)
Capital expenditures	(1,179)	(1,221)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	28	112
Net receipts from restricted trust and escrow accounts, and other	182	206

Net cash used in investing activities	(1,250)	(1,183)

Cash flows from financing activities:
New borrowings	1,749	1,525
Debt repayments	(1,335)	(1,785)
Common stock repurchases	(226)	(410)
Cash dividends	(569)	(531)
Exercise of common stock options	20	37
Other, net	(96)	(92)

Net cash used in financing activities	(457)	(1,256)

Effect of exchange rate changes on cash and cash equivalents	5	(4)

Increase in cash and cash equivalents	660	132
Cash and cash equivalents at beginning of period	480	348

Cash and cash equivalents at end of period	$1,140	$480

Note: Prior year information has been reclassified to conform to 2009 presentation.

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2009	2009	2008
Operating Revenues by Lines of Business

Collection	$2,005	$2,024	$2,071
Landfill	618	666	697
Transfer	337	359	368
Wheelabrator	214	214	229
Recycling	231	202	192
Other	80	61	51
Intercompany (a)	(479)	(503)	(500)

Operating revenues	$3,006	$3,023	$3,108

	Quarters Ended
	December 31, 2009		December 31, 2008
		As a % of		As a % of
	Amount	Total Company	Amount	Total Company
Analysis of Change in Year Over Year Revenues

Average yield (i)	$49	1.5%	$(29)	-0.9%
Volume	(200)	-6.4%	(198)	-5.9%

Internal revenue growth	(151)	-4.9%	(227)	-6.8%
Acquisition	30	1.0%	32	1.0%
Divestitures	(3)	-0.1%	(20)	-0.6%
Foreign currency translation	22	0.7%	(38)	-1.1%

	$(102)	-3.3%	$(253)	-7.5%

		As a % of		As a % of
		Related		Related
	Amount	Business	Amount	Business
(i) Average yield
Collection, landfill and transfer	$65	2.5%	$70	2.6%
Waste-to-energy disposal	7	6.5%	(1)	-0.9%

Collection and disposal	72	2.7%	69	2.5%
Recycling commodities	35	17.6%	(97)	-29.8%
Electricity	(18)	-20.9%	3	3.5%
Fuel surcharges and mandated fees	(40)	-28.6%	(4)	-2.7%

Total	$49	1.5%	$(29)	-0.9%

	Quarters Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Free Cash Flow Analysis (b)

Net cash provided by operating activities	$720	$673	$2,362	$2,575
Capital expenditures	(356)	(434)	(1,179)	(1,221)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	8	20	28	112

Free cash flow	$372	$259	$1,211	$1,466

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2009	2009	2008
Balance Sheet Data

Cash and cash equivalents	$1,140	$612	$480

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,873	$8,246	$8,326
Total equity (a)	6,591	6,521	6,185

Total capital	$15,464	$14,767	$14,511

Debt-to-total capital	57.4%	55.8%	57.4%

Capitalized interest	$4	$5	$4

Acquisition Summary (b)

Gross annualized revenue acquired	$107	$53	$33

Total consideration	$165	$82	$53

Cash paid for acquisitions	$146	$64	$46

Other Operational Data

Internalization of waste, based on disposal costs	68.7%	69.2%	68.4%

Total landfill disposal volumes (tons in millions)	22.3	23.9	25.0
Total waste-to-energy disposal volumes (tons in millions)	1.8	1.8	1.8

Total disposal volumes (tons in millions)	24.1	25.7	26.8

Active landfills	273	274	273

Landfills reporting volume	259	259	260

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups -
Non — SFAS No. 143 amortization expense	$82.5	$86.2	$88.1
Amortization expense related to SFAS No. 143 obligations	(15.8)	13.8	4.6

Total amortization expense (c)(d)	66.7	100.0	92.7
Accretion and other related expense	17.6	16.9	16.8

Landfill amortization, accretion and other related expense	$84.3	$116.9	$109.5

(a)	As a result of the Company’s adoption of accounting guidance related to noncontrolling interests in consolidated financial statements on January 1, 2009, noncontrolling interests are now reported as a component of Total equity. Prior year information has been reclassified to conform to 2009 presentation.

(b)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(c)	The quarter ended December 31, 2009, as compared with the quarter ended December 31, 2008, reflects a reduction in amortization expense of $26 million, of which $16 million is primarily due the differences in the annual year-end adjustments of the SFAS 143 landfill capping construction and closure/post-closure obligations identified in our annual review process that occurs in the fourth quarter. The remaining decrease is due to lower landfill volumes.

(d)	The quarter ended December 31, 2009, as compared to the quarter ended September 30, 2009, reflects a reduction in amortization expense of $33 million of which $25 million is attributable to year-end adjustments of the SFAS 143 landfill capping construction and closure/post closure obligations as identified in our annual review process that occurs in the fourth quarter. The remaining decrease is due to lower landfill volumes.

(8)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended		Quarter Ended
	December 31, 2009		December 31, 2008
	After-tax	Per Share	After-tax	Per Share
	Amount	Amount	Amount	Amount
Adjusted Net income and Diluted Earnings Per Share

Net income and Diluted EPS, as reported	$315	$0.64	$218	$0.44

Adjustments to Net income and Diluted EPS:
Benefit from income tax related items	(81)	(0.17)	(6)	(0.01)
Expense from divestitures, asset impairments and unusual items, net	20	0.04	—	—
Restructuring	3	0.01	—	—
Landfill operating costs — changes in risk-free interest rates	—	—	16	0.03
Multi-employer pension withdrawal costs	—	—	13	0.03

Net income and Diluted EPS, as adjusted (a)	$257	$0.52	$241	$0.49

	Year Ended		Year Ended
	December 31, 2009		December 31, 2008
	After-tax	Per Share	After-tax	Per Share
	Amount	Amount	Amount	Amount
Adjusted Net income and Diluted Earnings Per Share

Net income and Diluted EPS, as reported	$994	$2.01	$1,087	$2.19

Adjustments to Net income and Diluted EPS:
Tax items	(95)	(0.19)	(19)	(0.03)
Restructuring	31	0.07	—	—
(Income) expense from divestitures, asset impairments and unusual items, net(b)	50	0.10	(14)	(0.03)
Multi-employer pension withdrawal costs	6	0.01	24	0.05
Landfill operating costs — changes in risk-free interest rates	—	—	16	0.03
Labor disruptions	—	—	5	0.01

Net income and Diluted EPS, as adjusted	$986	$2.00	$1,099	$2.22

	Quarter Ended December 31, 2009
	Pre-tax	Tax	Effective
	Income	Expense	Tax Rate (c)
Adjusted effective tax rate

As reported amounts	$347	$16	4.9%

Adjustments to Tax Expense:
Benefit from income tax related items	—	81
Benefit from utilization of state net operating loss and credit carry-forwards	—	30

As adjusted amounts	$347	$127	36.8%

(a)	Increase of 6.1% in Diluted EPS, as adjusted.

(b)	Adjustments in 2009 included SAP abandonment in the first quarter of $30 million.

(c)	The Company calculates its effective tax rate based on actual dollars. Rounding differences occurred when the effective tax rate is calculated using the Pre-tax Income and Tax Expense amounts included in the table above, as these line items have been rounded in millions.

(9)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions)
(Unaudited)

	Quarters Ended December 31,
	2009	2008
Adjusted Operating Expenses as a percent of Revenues

As reported:
Operating revenues	$3,006	$3,108
Operating expenses	$1,874	$1,972

Operating Expenses as a percent of Revenues	62.3%	63.4%

Adjustments
Operating revenues	$—	$—
Operating expenses (a)	$—	$(54)

As adjusted:
Operating revenues	$3,006	$3,108
Operating expenses (b)	$1,874	$1,918

Adjusted Operating Expenses as a percent of Revenues (c)	62.3%	61.7%

	Years Ended December 31,
	2009	2008
Adjusted Operating Expenses as a percent of Revenues

As reported:
Operating revenues	$11,791	$13,388
Operating expenses	$7,241	$8,466

Operating Expenses as a percent of Revenues	61.4%	63.2%

Adjustments
Operating revenues	$—	$—
Operating expenses (d)	$(9)	$(80)

As adjusted:
Operating revenues	$11,791	$13,388
Operating expenses (e)	$7,232	$8,386

Adjusted Operating Expenses as a percent of Revenues (e)	61.3%	62.6%

	Scenario 1	Scenario 2
Full Year 2010 Free Cash Flow Reconciliation (f)

Net cash provided by operating activities	$2,375	$2,450
Capital expenditures	(1,200)	(1,200)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	25	50

Free cash flow	$1,200	$1,300

(a)	Adjustments in 2008 included: $33 million charge to landfill operating costs associated with changes in risk-free interest rates and $21 million charge related to multi-employer pension withdrawal costs.

(b)	Decrease in Operating Expenses on a dollar basis, as adjusted, of $44 million.

(c)	Increase in Operating Expenses as a percent of revenue, as adjusted, of 60 basis points.

(d)	Adjustments in 2009 include $9 million charge related to multi-employer pension withdrawal costs. Adjustments in 2008 included: $33 million charge to landfill operating costs associated with changes in risk-free interest rates; $39 million charge related to multi-employer pension withdrawal costs and $8 million related to the cost of a labor disruption.

(e)	Decrease in full year 2009 Operating Expenses on a dollar basis, as adjusted, of $1,154 million, or 130 basis points.

(f)	The reconciliation illustrates two scenarios that show our projected Free Cash Flow range. The amounts used in the reconciliation are subject to many variables, some of which are not in our control and therefore are not necessarily indicative of what actual results will be.

(10)